Exhibit 10.4

Summary Sheet of Ameren Corporation Non-Management Director Compensation
(revised by Ameren Corporation’s Board of Directors on August 11, 2017, and effective as of September 1, 2017)

$90,000	Base cash annual retainer payable in twelve equal installments;
Approximately $120,000 of shares	Shares of the Company’s common stock to be awarded to new Directors upon election and annually to all Directors on or about January 1 of each year;
$25,000	Additional annual cash retainer for Lead Director;
$20,000	Additional annual cash retainer for Audit and Risk Committee and Nuclear and Operations Committee Chair;
$15,000	Additional annual cash retainer for Human Resources Committee Chair;
$12,500	Additional annual cash retainer for all other Committee Chairs (currently Nominating and Corporate Governance Committee and Finance Committee);
$12,500	Additional annual cash retainer for Audit and Risk Committee and Nuclear and Operations Committee members;
$10,000	Additional annual cash retainer for Human Resources Committee members; and
$7,500	Additional annual cash retainer for members of all other Committees.
Customary and usual travel expenses to be reimbursed and eligibility to participate in a nonqualified deferred compensation program.